Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

30 September 2024

711632.25059086
1-345-814-7786
Cora.Miller@conyers.com

Color Star Technology Co., Ltd.

800 3rd Ave, Suite 2800

New York, NY

USA 10022

Dear Sir / Madam

Re:	Color Star Technology Co., Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s filing of a shelf registration statement on Form F-3 (File No. 333-281668) as amended (the “Registration Statement”) and prospectus supplement annexed thereto (the “Prospectus Supplement”) (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) relating to the registration under the US Securities Act of 1933 (as amended) (the “Securities Act”) of a prospectus filed with and declared effective by the Commission on 28 August 2024 (the “Prospectus”) relating to the offering of US$7,608,696 in the principal amount of senior secured convertible notes (the “Initial Notes”) and Series A Warrants (the “Initial Warrants”) to purchase up to 2,853,118 Class A ordinary shares of the Company, par value US$0.04 each (the “Ordinary Shares”) and the sale of up to an additional US$26,000,000 in the aggregate principal amount of the Company’s Senior Secured Convertible Notes (the “Additional Notes” and collectively, with the Initial Notes, the “Notes”) and accompanying Ordinary Share purchase warrants (the “Additional Warrants’”, and together with the Initial Warrants, the “Warrants” and the Ordinary Shares underlying the Warrants, the “Warrant Shares”), substantially on the same terms as the Initial Notes and Initial Warrants, (the Notes, Warrants, Warrant Shares and Ordinary Shares are collectively referred to as the “Securities”), subject to and in accordance with the terms and conditions of the SPA, Warrant Agreements, Senior Secured Convertible Notes and Placement Agency Agreement (as each are defined below).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

1.1.	the Registration Statement;

1.1.	the securities purchase agreement between the Company and each of the purchasers set out thereto dated 27 September 2024 (the “SPA”);

1.2.	the series A ordinary share purchase warrant agreements between the Company and each of the purchasers set out thereto dated 30 September 2024 (the “Warrant Agreements”);

1.3.	the registered senior secured convertible notes due 30 September 2025 granted by the Company in favour of each holder set out thereto dated 30 September 2024 (the “Senior Secured Convertible Notes”);

1.4.	a security agreement between the Company, the Guarantors (as defined therein), the holders of the Notes (as defined therein) and the Secured Parties (as defined therein) dated 27 September 2024; and

1.5.	a placement agency agreement between the Company and Maxim Group LLC dated 27 September 2024 (the “Placement Agency Agreement”).

The documents listed in items 1.1 through 1.5 above are herein sometimes collectively referred to as the “Transaction Documents” and the documents listed in items1.1 to 1.5 above are herein sometimes collectively referred to as the “Securities Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.6.	a copy of the Certificate of Incorporation of the Company dated 28 June 2018, the Certificate of Incorporation on Change of Name of the Company dated 12 July 2019, the Certificate of Incorporation on Change of Name of the Company dated 1 May 2020, the Fifth Amended and Restated Memorandum and Articles of Association of the Company approved by special resolution passed on 28 March 2023, each certified by the Secretary of the Company on 30 September 2024 (collectively, the “Constitutional Documents”);

1.7.	a copy of unanimous written resolution of the directors of the Company dated 26 September 2024 (the “Resolutions”);

1.8.	a copy of a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Registrar of Companies in relation to the Company on 30 September 2024 (the “Certificate Date”);

1.9.	a copy of a certificate of incumbency of the Company issued by Conyers Trust Company (Cayman) Limited dated 30 September 2024 (the “Incumbency Certificate” and together with the Constitutional Documents, the Good Standing Certificate, Officer’s Certificate and the Resolutions, the “Corporate Documents”);

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1.10.	the results of our electronic searches against the Company at the Registrar of Companies conducted on 30 September 2024 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted at 10:14 a.m. on 30 September 2024;

1.11.	a certificate issued by an officer of the Company dated 30 September 2024 (the “Officer’s Certificate”); and

1.12.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Securities Documents, other than the Company, to enter into and perform its respective obligations under the Securities Documents;

2.4.	the due execution and delivery of the Securities Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Resolutions and Transaction Documents and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	the validity and binding effect under the laws of the State of New York, USA (the “Foreign Laws”) of the Transaction Documents in accordance with their respective terms;

2.9.	the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Transaction Documents to the exclusive jurisdiction of the state and federal courts of the United States of America located in the City of New York, Borough of Manhattan (the “Foreign Courts”);

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2.10.	that the Company will issue the Securities in furtherance of its objects as set out in its Constitutional Documents;

2.11.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.12.	that, upon the issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;

2.13.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Securities of the Company;

2.14.	the Offering and the transactions contemplated under the Transaction Documents complies with the requirements of the applicable rules of the Nasdaq Stock Market;

2.15.	that on the date of entering into the Securities Documents, the Company is and after entering into the Securities Documents will be able to pay debts;

2.16.	the Company has not taken any action to appoint a restructuring officer;

2.17.	the validity and binding effect under the laws of the United States of America of the Registration Statement, Prospectus and Prospectus Supplement and that the Registration Statement, Prospectus and Prospectus Supplement will or have been duly filed with and declared effective by the Commission prior to, or concurrent with, the sale of the Securities;

2.18.	the Company will have sufficient authorized capital to effect the issue of each of the Securities at the time of issuance pursuant to the Transaction Documents, whether as a principal issue or on the conversion, exchange, exercise of a Note and/or Warrant; and

2.19.	save for the Corporate Documents and the statutory registers of the Company, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of Ordinary Shares pursuant to any provision of the Transaction Documents that purports to obligate the Company to issue Ordinary Shares following the commencement of a winding up or liquidation of the Company.

3.2.	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

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3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

3.4.	This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (as revised) (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	When issued and paid for in accordance with the Transaction Documents and recorded in the register of members of the Company, the Ordinary Shares underlying the Notes and the Warrants will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.3.	The Warrants have been duly authorized and when issued and delivered by the Company pursuant to the Securities Documents against payment of the consideration set forth in the Securities Documents, such Warrants will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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